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CHINACAST EDUCATION CORPORATION
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ChinaCast Education Corporation Releases Open Letter to Shareholders

Recommends Shareholders Vote For All ChinaCast Education Corporation Nominees

Beijing , Dec. 9, 2011 -- ChinaCast Education Corporation (the "Company" or "ChinaCast") (Nasdaq GS:CAST), a leading post-secondary education and e-learning services provider in China, today released the following open letter to all ChinaCast shareholders in connection with the Company's Annual Meeting, which will be held on Wednesday, December 21, 2011, at 9:00 a.m. Beijing Standard Time (local time), which is equivalent to December 20, 2011 at 8:00 p.m. U.S. Eastern Standard Time.

December 9, 2011

Dear Fellow Shareholders,

The ChinaCast Annual Meeting will be held on December 21, 2011 in Beijing at 9:00 am.  How you vote at this meeting will be critical to your investment and the future of your Company. You have the opportunity to support ChinaCast and our talented and extremely experienced Board nominees, each of whom is committed to building value for all our shareholders and are the most qualified to lead the company forward.  We are asking for your support - which you can deliver by voting for all six of the ChinaCast Education Corporation nominees.

The ChinaCast  Board and Management Team Have a Track Record of Delivering Shareholder Returns

ChinaCast Education Reported Strong Third Quarter 2011 Financial Results:

•	Total revenues increased 37% year-over-year to $25.6 million
•	Net income attributable to the Company increased 30% year-over-year to $8.1 million
•	Diluted EPS of $0.16
•	Adjusted net income (non-GAAP) increased 27% year-over-year to $10.1 million
•	Adjusted diluted EPS (non-GAAP) of $0.20
•	Adjusted EBITDA (non-GAAP) increased 24% year-over-year to $14.5 million
•	Cash, cash equivalents and term deposits were $169.9 million
•	Total shareholder equity was $292.2 million or $5.90 per share

Financial Highlights for the First Nine Months of Fiscal Year 2011:

•	Total revenues increased 46% year-over-year to $74.8 million
•	Net income attributable to the Company increased 30% year-over-year to $20.4 million
•	Diluted EPS of $0.41
•	Adjusted net income (non-GAAP) increased 31% year-over-year to $27.2 million
•	Adjusted diluted EPS (non-GAAP) of $0.54
•	Adjusted EBITDA (non-GAAP) increased 30% year-over-year to $40.2 million

Business Update Summary:

•
For the 2011-2012 academic year starting September 2011, post-secondary student enrollment for its Traditional University Group ("TUG") business segment increased 9% year-over-year to over 35,000 total students.  Average tuition rates are expected to increase by approximately 5% year-over-year.

•
ChinaCast expects to invest approximately 200 million RMB (US$31.3 million) over the next 12 to 18 months to expand the capacity of the Foreign Trade and Business College ("FTBC") campus from 15,000 to 20,000 students and the Lijiang College ("LJC") campus from 10,000 to 15,000 students.

•
The Company received the official renewal licenses from the PRC Ministry of Information Industry for its VSAT satellite and internet content provider telecom/IT services. The licenses are required for ChinaCast to operate its nationwide distance learning services which are part of the E-Learning Group business segment ("ELG").  The renewal of the licenses had no effect on the ELG service operations.

For the fiscal year ending December 31, 2011, the Company reiterates its guidance as follows:

•	Total net revenue is expected to be between $97 million to $99 million representing a year-on-year increase of 24% to 27%.
•
Adjusted net income excluding share-based compensation, amortization of acquired intangibles, gain on disposal of property and equipment and impairment expenses (non-GAAP) is expected to be at the higher end of $32 million to $34 million representing a year-on-year increase of at least 25%.

•	Based on the current weighted average shares and the higher tax rate accrual used in computation, adjusted diluted EPS (non-GAAP) is expected to be at the higher end of $0.64 to $0.68.
•	Adjusted EBITDA excluding share-based compensation (non-GAAP) is expected to be at the higher end of $50 million to $52 million representing a year-on-year increase of at least 25%.

Unlocking Shareholder Value

On November 15, 2011, ChinaCast Education Corporation announced that its Board of Directors had formed a special committee of independent directors to consider all strategic alternatives which would enhance shareholder value after receiving an unsolicited bid for the Company made by a qualified institutional investor at a significant premium to the current market price of the Company's common stock.

On December 8, 2011, ChinaCast Education Corporation announced that the Special Committee has retained Paul, Weiss, Rifkind, Wharton & Garrison LLP to act as its independent legal counsel and Credit Suisse Securities (USA) LLC to act as its financial advisor in connection with the Special Committee's evaluation of strategic alternatives. The Special Committee, working with its advisors, intends to proceed in a timely and orderly manner, but has not set a definitive timetable for completion of its evaluation, and does not currently intend to announce developments unless and until a definitive transaction or strategic option has been approved. The Company cautions that there are no guarantees that the strategic alternative review process will result in a transaction or, if a transaction is undertaken, the terms or timing of such a transaction.

The Board of Directors believes that this offer may represent the best opportunity to unlock shareholder value for all investors.

Management's Highly Qualified Nominees

Ron Chan Tze Ngon, Chairman and Chief Executive Officer

Mr. Chan was appointed Chief Executive Officer in 1999 at ChinaCast's inception. Mr. Chan previously worked as a sales executive in Sun Hung Kai (China) Limited from 1983 to 1985, and from 1985 to 1986 was sales manager for Unisys China Limited. From 1987 to 1988, he was strategic account manager for Unisys Asia Limited, and thereafter joined Unisys Hong Kong Limited as a sales director until 1990. Mr. Chan then joined CL Computer China/Hong Kong Limited as its general manager prior to founding Technology Ventures Holdings, an information technology company currently listed on the Hong Kong Stock Exchange. Mr. Chan holds a Master of Science, Mathematics and a Master of Computer Science degree, both from Concordia University, Montreal, Canada.

Michael J. Santos, President – International

Mr. Santos has overall responsibility for all international operations including global education and technology partnerships, external communications, fund raising and M&A. He previously worked with Hughes Network Systems from 1988 to 2001, where he was Senior Director, Asia-Pacific, responsible for all sales, marketing and business development activities in the Asia-Pacific region and was a member of the Hughes deal team that lead the investment in ChinaCast's $17 million Series A venture capital financing round in October 2000. Mr. Santos holds a Bachelor of Science in Electrical Engineering and Computer Science degree from The George Washington University, in Washington, D.C.

Daniel Tseung Kar Keung, Non-Executive Director

Mr. Tseung is the Founder & Managing Director of LionRock Capital, a private equity fund which provides strategic, financial, and corporate governance support for growth stage companies in Greater China.  He is also a Senior Advisor to Owens Corning (NYSE: OC) and Sun Hung Kai Properties Group, where he last served as Managing Director of Sun Hung Kai Properties Direct Investments Limited.  Before joining the Sun Hung Kai Properties Group in 2000, Mr.Tseung worked from 2997 to 2000 at GE Equity, the private equity arm of GE Capital, and from 1993 to 1995 at DE Shaw, a major global hedge fund.  He also currently serves as an independent Board Director for Gourmet Master (Taiwan Stock Exchange: 2723) and has previously served on the Board of Directors for RCN Corporation (NASDAQ: RCNI) and Owens Corning (NYSE: OC).  Mr. Tseung holds a Bachelor's degree from Princeton University and a Master's Degree from Harvard University.

Justin Tang, Non-Executive Director

Justin Tang is a co-founder of Blue Ridge China, a private equity fund formed in 2006 that invests in companies in China. Prior to that, Mr. Tang was the co-founder of eLong, Inc., a leading online travel service company in China. From 2001 to 2006, Mr. Tang served as Chairman and CEO of eLong and in similar key executive positions at its predecessor company from 1999 to 2001. Prior to founding eLong, Mr. Tang held various positions in the financial services industry in the United States from 1993 to 1999. Mr. Tang studied at Nanjing University in China and received his BS degree from Concordia College in the United States.

Stephen Markscheid, Non-Executive Director

Stephen Markscheid, currently the Chief Executive Officer of Synergenz BioScience Ltd., has broad business experience as a banker, consultant, manager and corporate finance professional with more than 20 years experience in new business development in the US, Asia and Europe. Mr. Markscheid previously worked at GE Capital, where he led their business development activities in China and Asia. Prior to joining GE, he worked with the Boston Consulting Group and was a banker in London, Chicago, New York, Hong Kong and Beijing with Chase Manhattan Bank and First National Bank of Chicago. His career began with the US-China Business Council, working in Washington D.C. and Beijing. Mr. Markscheid earned a MBA with distinction from Columbia University (class valedictorian), a Masters in International Affairs and Economics from Johns Hopkins and a BA in East Asian Studies from Princeton University. He has lived and worked in Asia for over sixteen years including China, Singapore, Hong Kong, Taiwan and Thailand. Besides his native English, he is fluent in Chinese and conversant in Japanese and French. He also serves as board director of CNinsure, Inc., Jinko Solar Inc., China Energy Corporation, China Integrated Energy, Inc. and China Ming Yang Wind Group Co. Ltd.

Hope Ni, Non-Executive Director

Hope Ni, is currently the Chairman and Chief Executive Officer of Inspire Capital, which focuses on investments and business advisory. She previously served as the chief financial officer and director for COGO Group Inc., a US listed company, which she joined in August 2004, and served as Vice Chairman of COGO Group in 2008. Ms. Ni also spent six years as an attorney specializing in corporate finance at Skadden, Arps, Slate, Meagher & Flom LLP in New York and Hong Kong. Prior to that, she worked at Merrill Lynch's investment banking division in New York. Ms. Ni is currently an independent director at JA Solar Holdings Co., Ltd., Digital China Holdings Ltd., Kong Zhong and ATA Inc. She received her J.D. degree from the University of Pennsylvania Law School and her bachelor's degree in Applied Economics and Business Management from Cornell University.

TIME IS SHORT - SHOW YOUR SUPPORT FOR CHINACAST EDUCATION CORPORATION'S
NOMINEES - VOTE THE MANAGEMENT PROXY BY TELEPHONE OR INTERNET TODAY!

Your vote is very important, no matter how many shares you own.  To protect your investment, please sign, date and return your BLUE proxy card today, or vote by Internet or telephone by following the instructions on your Voting Instruction Form.

Shareholders who have questions or need assistance voting their shares can e-mail ksmith@advantageproxy.com or call Advantage Proxy toll-free at (877) 870-8565 or collect at (206) 870-8565.  Annual Meeting proxy materials may also be found at www.chinacasteducation.com.

On behalf of ChinaCast Education Corporation's Board of Directors, we thank you for your continued support.

Sincerely,

Ron Chan Tze Ngon
Chairman and CEO

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading post-secondary education and e-learning services provider in China.  The Company provides post-secondary degree and diploma programs through its three fully accredited universities:  The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan.  These universities offer four year and three year, career-oriented bachelor’s degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.

The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses.  The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management’s plans and objectives, future contracts, and forecasts of trends and other matters.  These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning.  No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially.  For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:
ChinaCast Education
Michael J. Santos, President-International
+1-347-788-0030
mjsantos@chinacasteducation.com

MZ Group
Ted Haberfield, President
MZ North America, IR
+1-760-755-2716
thaberfield@hcinternational.net